Exhibit 99.1

Wireless Telecom Group Provides Third Quarter Business Update

Parsippany, New Jersey, USA – September 28, 2022 – Wireless Telecom Group, Inc. (NYSE American: WTT) announced today that third quarter bookings and contract signatures are expected to exceed $10 million, as compared to the Company’s previous estimate of $8-10 million.

The Company is seeing strong order flow in the Test & Measurement segment from the Aerospace and Defense industry and recently received several seven-figure purchase orders. In addition, the Radio, Baseband, Software segment has recently received additional support contracts as well as higher than expected signal processing hardware card orders in the third quarter.

Third quarter revenue is expected to continue to face challenging supply chain conditions, which will continue to impact revenue recognition in the second half of the year. The Company has not seen supply chain constraints negatively impact customer commitments. New purchase orders in the third quarter across the Company’s two segments continue to drive the consolidated backlog higher enabling increased revenue expectations in the quarters ahead. The Company’s strategic alternative efforts, announced in earlier press releases and our annual meeting, continue but there is no additional update at this time.

Timothy Whelan, Chief Executive Officer of Wireless Telecom Group, stated, “As anticipated, we have seen the uncertainty of order flow in the second quarter dissipate, and we are expecting a record quarter of customer orders in the third quarter. We believe recent contract wins and strong bookings reflect the successful investments we continue making across our product portfolio that are aligned with complex customer requirements and rapidly evolving industry dynamics. We are focused on working closely with our supply chain to optimize the conversion of these new orders to revenue within 2022.”

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About Wireless Telecom Group

Wireless Telecom Group, Inc., comprised of Boonton, CommAgility, Holzworth, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, and semiconductor industries, Wireless Telecom Group products enable innovation across existing and emerging wireless technologies. With a product portfolio including peak power meters, signal generators, phase noise analyzers, signal processing modules, 5G and LTE PHY/stack software, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group, Inc.’s website address is wirelesstelecomgroup.com.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief, or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021.

Investor Contact

Andrew M. Berger

Managing Director

SM Berger& Company

(216) 464-6400

andrew@smberger.com

Marketing Contact

Maria Droge: +1 (973) 386-9696

Wireless Telecom Group Inc.

25 Eastmans Road

Parsippany, NJ 07054

Tel: (973) 386-9696

Fax: (973) 386-9191

www.wtcom.com